Exhibit 3.1

INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT (the “Agreement”) is made as of ____, 2019, by and among T Stamp Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor.” For the avoidance of doubt, each person that is a party to the Subscription Agreement (as defined below) as an “Investor” thereunder is hereby deemed automatically, and without any further action, to have joined this Agreement and become a party hereof as an “Investor” pursuant to Section 2 of the Subscription Agreement, notwithstanding any failure by such Person have executed or delivered this Agreement to any other party hereof.

RECITALS

WHEREAS, in order to induce the Company to enter into the Series A Preferred Stock Subscription Agreement (the “Subscription Agreement”), and to induce the Investors to invest funds in the Company pursuant to the Subscription Agreement, the Investors and the Company hereby agree that this Agreement shall govern the rights of the Investors to participate in future equity offerings by the Company, receive advantageous rights provided to other investors in the future, and undertake certain actions in the event of a merger or acquisition of the Company;

WHEREAS, the Company seeks to provide those same above referenced rights to all subsequent holders of such Series A Preferred Stock following a transfer by an Investor and prior to the termination of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.            Definitions.

1.1.          Joinder means any document or agreement evidencing the Investor’s intention to become party to this Agreement.

1.2.          Liquidating Event means any voluntary or involuntary liquidation, dissolution, or winding up of the Company, or Deemed Liquidation Event as that terms is defined in the Amended and Restated Certificate of Incorporation of the Company.

1.3.          Major Investor means any Investor who purchases at least $50,000 worth of the Series A Preferred Stock subject to the Subscription Agreement.

1.4.          Person means any individual, corporation, partnership, trust, limited liability company, association, or other entity.

1.5.          Pro Rata Share means the ratio of (a) the number of shares of the Company’s Common Stock issued or issuable upon conversion of the Series A Preferred Stock owned by such Investor, to (b) the number of shares of the Company’s Common Stock on a fully-diluted basis, including those shares issuable upon conversion of any other class of preferred stock, outstanding warrants, options, and other convertible securities.

1.6.          New Securities means any Common Stock or Preferred Stock, whether now authorized or not, and rights, options or warrants to purchase Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into Common Stock or Preferred Stock; provided, however, that “New Securities” does not include: (a) shares of Common Stock issued or issuable upon conversion of any outstanding shares of Preferred Stock; (b) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants, or rights to purchase any securities of the Company outstanding as of the Subscription Agreement Date and any securities issuable upon the conversion thereof; (c) shares of Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; (d) shares of Common Stock (or options, warrants or rights therefor) granted or issued after the Subscription Agreement Date to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary of the Company pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board; (e) shares of the Company’s Series Preferred Stock issued pursuant to Investors’ Rights Agreement; (f) any other shares of Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable primarily for other than equity financing purposes and approved by the Board; and (g) shares of Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

1.7.          Next Financing means an equity financing by the Company after the date hereof.

1.8.          Next Financing Documents means any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing securities in the Next Financing

1.9.          Subscription Agreement means the Series A Preferred Stock Subscription Agreement of even date herewith by and among the Company and certain of the Investors.

1.10.        Series A Preferred Stock means shares of the Company’s Series A Preferred Stock, par value $0.01 per share.

1.11.        Transferee means any Person who has acquired Series A Preferred Stock from an Investor and not from the Company.

2.            Drag Along.

2.1.          In the event of a Liquidating Event, and in each case as approved by (i) the Company’s board of directors, (ii) holders of at least a majority of the shares of Common Stock (other than those issued or issuable upon conversion of the shares of Series A Preferred Stock), and (iii) the holders of a majority of the outstanding shares of the Company’s Series A Preferred Stock, Investor agrees to vote all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by Investor (whether Common Stock or any shares of the Company’s Preferred Stock) in favor of, and adopt, such Liquidating Event and to execute and deliver all related documentation and take such other action in support of the Liquidating Event as may reasonably be requested by the Company to carry out the terms and provision of this Section 2.1, including executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents. The obligation of any party to take the actions required by this section will not apply to a Liquidating Event if the other party involved in such Liquidating Event is an affiliate or stockholder of the Company holding more than 10% of the voting power of the Company.

3.            Participation Rights.

3.1.          Right of First Refusal. Each Investor has the right of first refusal to purchase the Investor’s Pro Rata Share of any New Securities that the Company may from time to time issue after the date of this Agreement, provided, however, the Investor will have no right to purchase any such New Securities if the Investor cannot demonstrate to the Company’s reasonable satisfaction that such Investor is at the time of the proposed issuance of such New Securities eligible to purchase such New Securities under applicable securities laws.

3.2.          Notice. If the Company proposes to undertake an issuance of New Securities, it shall give notice to each Investor of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue the New Securities. Each Investor will have fourteen (14) days from the date of notice, to agree in writing to purchase such Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Investor’s Pro Rata Share).

3.3.          Exercise Period. If the Investors fail to exercise in full the right of first refusal within the 14 day period, then the Company will have one hundred twenty (120) days thereafter to sell the New Securities with respect to which the Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the Investors thereof than specified in the Company’s Notice to the Investors. If the Company has not issued and sold the New Securities within the 120-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering those New Securities to the Investors pursuant to this Section.

4.            Additional Rights and Obligations.

4.1.          Most Favored Nation. If the Company issues New Securities in a Next Financing that (a) have rights, preferences or privileges that are more favorable than the terms of the Series A Preferred Stock, such as price based anti-dilution protection, or (b) provide all such future investors other contractual terms such as registration rights, the Company shall provide substantially equivalent rights to the Investors in the Series A Preferred Stock as provided to investors in the New Securities (with appropriate adjustment for economic terms or other contractual rights), including the amount of the Series A Preferred Stock liquidating distributions, subject to such Investor’s execution of any Next Financing Documents. Any Major Investor will remain a Major Investor for all purposes in the Next Financing Documents to the extent such concept exists. Notwithstanding anything herein to the contrary, upon the execution and delivery of the Next Financing Documents by Investors holding a majority of the then outstanding Series A Preferred Stock held by all Investors, this Agreement (excluding any then-existing and outstanding obligations) shall be amended and restated by and into such Next Financing Documents and shall be terminated and of no further force or effect.

4.2.          Information Rights. Major Investors will be granted the following information rights (1) annual unaudited financial statements for each fiscal year of the company, including an unaudited balance sheet as of the end of such fiscal year, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices; and (2) quarterly unaudited financial statements for each fiscal quarter of the company (except the last quarter of the company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter, an unaudited income statement, and an unaudited statement of cash flows, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it will provide those in lieu of the unaudited versions.

5.            Obligations on Transfer.

5.1.          Joinder of Transferee. It will be a condition of the transfer of the Series A Preferred Stock held by Investor that any such Transferee become party to this Agreement. Neither the Company not its Transfer Agent, if any, shall recognize such transfer unless presented with evidence of such Transferee’s acceptance of this Agreement in a form substantially similar to the form of Joinder included in Exhibit A hereto.

6.             Termination. This Agreement shall terminate and be of no further force or effect (i) immediately before the consummation of an initial public offering registered under the Securities Act of 1933 by the Company, (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

7.             Governing Law; Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

EACH OF INVESTOR AND THE COMPANY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION LOCATED WITHIN THE STATE OF GEORGIA AND NO OTHER PLACE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF INVESTORS AND THE COMPANY ACCEPTS FOR ITSELF AND HIMSELF AND IN CONNECTION WITH ITS AND HIS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS INVESTORS’ RIGHTS AGREEMENT. INVESTOR AND THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN THE MANNER AND IN THE ADDRESS SPECIFIED IN SECTION 8. HOWEVER, NOTHING IN THIS PARAGRAPH SHALL BE CONSTRUED TO BE APPLICABLE TO ANY ACTION ARISING UNDER THE FEDERAL SECURITIES LAWS.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS INVESTORS’ RIGHTS AGREEMENT OR THE ACTIONS OF EITHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF, EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. BY AGREEING TO THIS PROVISION, EACH PARTY WILL NOT BE DEEMED TO HAVE WAIVED THE COMPANY’S COMPLIANCE WITH U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

8.             Notices. Notice, requests, demands and other communications relating to this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given if and when (a) delivered personally, on the date of such delivery; or (b) mailed by registered or certified mail, postage prepaid, return receipt requested, in the third day after the posting thereof; or (c) emailed, telecopied or cabled on the date of such delivery to the address of the respective parties as follows

If to the Company, to:

T Stamp Inc.

3423 Piedmont Rd NE

Atlanta, GA 30305

If to Investor, at Investor’s address supplied in connection with the Investor’s Subscription Agreement or Joinder, or to such other address as may be specified by written notice from time to time by the party entitled to receive such notice. Any notices, requests, demands or other communications by email shall be confirmed by letter given in accordance with (a) or (b) above.

9.            Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series A Preferred Stock after the date hereof, any purchaser of such shares of Series A Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

10.          Miscellaneous.

10.1.        All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require.

10.2.        This Agreement is not transferable or assignable by Investor.

10.3.        The representations, warranties and agreements contained herein shall be deemed to be made by and be binding upon Investor and its heirs, executors, administrators and successors and shall inure to the benefit of the Company and its successors and assigns.

10.4.        Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of two-thirds of the Series A Preferred Stock then outstanding.

10.5.        In the event any part of this Agreement is found to be void or unenforceable, the remaining provisions are intended to be separable and binding with the same effect as if the void or unenforceable part were never the subject of agreement.

10.6.        The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

10.7.        This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

10.8.        The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer, and no provision hereof shall confer, third-party beneficiary rights upon any other person.

10.9.        The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

10.10.      This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.11.      If any recapitalization or other transaction affecting the stock of the Company is effected, then any new, substituted or additional securities or other property which is distributed with respect to the Series A Preferred Stock shall be immediately subject to this Investors’ Rights Agreement, to the same extent that the Series A Preferred Stock, immediately prior thereto, shall have been covered by this Agreement.

10.12.      No failure or delay by any party in exercising any right, power or privilege under this Investors’ Rights Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Investors’ Rights Agreement as of the date first written above.

T Stamp Inc.

By:
Name:
Address:

SCHEDULE A

Series A Preferred Stock

Name and Address	Number of Shares Held
[___]	[___}

EXHIBIT A

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed on ___________________, 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Investors’ Rights Agreement dated as of __________, 2019 (the “Agreement”), by and among the Company and certain Investors, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Joinder Agreement, the Investor agrees as follows.

1.1           Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company or options, warrants or other rights to purchase such capital stock (collectively, the “Capital Stock”) for one of the following reasons (Check the correct box):

☐	as a transferee of Capital Stock from a party in such party’s capacity as an “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” for all purposes of the Agreement.

☐	as a new Investor in accordance with Section 9 of the Agreement, in which case Holder will be an “Investor” for all purposes of the Agreement.

1.2           Agreement. Holder hereby (a) agrees that the Capital Stock, and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto, in the capacity as an “Investor”.

1.3           Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or facsimile number listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	T Stamp Inc.
Name and Title of Signatory

Address:	By:

Title:

Email: